Exhibit 10.54

AMENDMENT TO LEASE

This Amendment to Lease (the “Amendment”) is dated as of April 12, 2011, for reference purposes only, and is made between OAW Orleans 1310, LLC, a Delaware limited liability company (“Landlord”)  as successor to The Realty Associates Fund III, L.P., a Delaware limited partnership, and Accuray Incorporated, a California corporation (“Tenant”), with reference to the following facts and circumstances, which are conclusively agreed between the parties:

A.                                   Landlord and Tenant are parties to a lease dated for reference purposes as of June 30, 2005 (the “Lease”).  Landlord has succeeded to the interest of The Realty Associates Fund III, L.P., a Delaware limited partnership, and Tenant has attorned to and accepted OAW Orleans 1310, LLC, a Delaware limited liability company as the Landlord and owner of the Property.  All capitalized words having an assigned meaning in the Lease shall continue to have such meaning in this Amendment unless explicitly modified.

B.                                     The Lease demises the real property located at and commonly known as 1306-1310 Orleans Drive, Sunnyvale, California (“Premises”), being approximately 50,000 square feet of space.

C.                                     The Lease currently expires on December 31, 2011.  Tenant possesses an option to extend the Lease (“Option”) for the period from January 1, 2012 to December 31, 2015 (the “Option Period”) pursuant to Exhibit F of the original Lease.

D.                                    Landlord and Tenant have discussed the Option, as well as the market rate for rent during the Option Period.  It is their mutual intent to recognize that Tenant has exercised the Option and to document their agreement on a market rental rate for the Option Period.

E.                                      Landlord and Tenant have also discussed and agreed on a further period during which Tenant will lease the Premises pursuant to the Lease as hereby amended, which will run from January 1, 2016 to December 31, 2018 (the “Extension Term”).

F.                                      In consideration of the foregoing, Landlord has agreed to modify Tenant’s Base Rent for the remaining period of the current Lease Term through December 31, 2011, and Landlord and Tenant are entering into other agreements modifying the Lease terms.

G.                                     Accordingly, Landlord and Tenant have agreed to enter into the following agreements and amendments to the Lease.

Now, therefore, in consideration of all of the foregoing facts and circumstances, and for good and valuable consideration, the receipt of which is acknowledged by each party, Landlord and Tenant agree as follows:

1.                                      Exercise of Option:  Landlord and Tenant agree that Tenant has exercised the Option in the manner set forth in the Lease, Exhibit F, and within the time window for exercise specified therein, and accordingly, that the Term of the Lease was thereby extended for the Option Period, that is, through December 31, 2015.

2.                                      Rent During Option Period:  Landlord and Tenant agree that the parties have satisfied the requirements of negotiation set forth in Exhibit F to the original Lease, and as a result, have agreed that the Base Rent for the Option Period shall be as follows:

Dates			Per SF	Monthly

1/1/2012	to	12/31/2012	$1.215	$60,750.00
1/1/2013	to	12/31/2013	$1.251	$62,572.50
1/1/2014	to	12/31/2014	$1.289	$64,449.68
1/1/2015	to	12/31/2015	$1.328	$66,383.17

3.                                      Rent Reduction During Remaining Term of Original Lease:  Base Rent for the remaining current Lease Term shall be as set forth in the following table:

Dates			Per SF	Monthly

2/1/2011	to	3/31/2011	$0.900	$45,000.00
4/1/2011	to	12/31/2011	$0.000	$0.00

Tenant shall continue to pay Tenant’s Percentage of Operating Expenses during the period of free Base Rent.

4.                                      Extension of Lease:  The Lease Term following exercise of the Option is hereby extended for an additional three (3) years (the “Extension Term”) which shall extend from the end of the Option Period, thus creating an additional term that runs from January 1, 2016 to December 31, 2018.

5.                                      Rent During Extension Term:  Base Rent during the Extension Term shall be as set forth in the following table:

Dates			Per SF	Monthly

1/1/2016	to	12/31/2016	$1.367	$68,374.66
1/1/2017	to	12/31/2017	$1.409	$70,425.90
1/1/2018	to	12/31/2018	$1.451	$72,538.68

6.                                      Option to Extend Term of Lease Beyond Extension Term:  In place of the Option to Extend granted in Exhibit F to the Lease, Section 1, which shall no longer be in effect, Landlord hereby grants to Tenant one further option to extend the Lease Term for one (1) “Further Extended Term” of five (5) years, beginning January 1, 2019 and extending to and including December 31, 2023, under the following terms and conditions:

(a)                                  On a date which is prior to the date that the option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty (360) days, Landlord shall have received from Tenant a written notice of the exercise of the option to extend the Lease for said additional term (an “Exercise Notice”), time being of the essence. If the Exercise Notice is not so given and received, the Extension Option shall automatically expire, Tenant shall no longer have the right to give an Extension Notice and this section shall be of no further force or effect.  Tenant shall give the Exercise Notice using certified mail return receipt requested or some other method where the person delivering the package containing the Exercise Notice obtains a signature of the person accepting the package containing the Exercise Notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package).

(b)                                 All of the terms and conditions of the Lease except where specifically modified by this section shall apply.

(c)                                  The monthly Base Rent payable during the option term shall be the Market Rate on the date the option term commences.

(d)                                 The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar building would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement or refurbishment allowance.  Tenant shall not be entitled to any tenant improvement or refurbishment allowance, but such fact shall be taken into account in reducing the effective rent payable by Tenant if such allowances are otherwise available in the market. In addition, in determining the Market Rate, the existence of any specialized improvements paid for by Tenant, (including, without limitation, clean rooms) shall not be taken into consideration.  The Market Rate may also designate periodic rental increases, a new Base Year and similar economic adjustments.

(e)                                  If Tenant exercises the Extension Option, Landlord shall determine the Market Rate by using its good faith judgment.  Landlord shall provide Tenant with written notice of such amount on or before the date that is ninety (90) days prior to the date that the term of the Extension Option will commence.  Tenant shall have fifteen (15) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental.  In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts.  If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(i)                                     Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other’s presence.  If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of buildings similar to the Premises in the geographical area of the Premises.  Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment.  The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Premises is the closest to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein.  Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary.  In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate (“MR Data”), and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii)                                 The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii)                               The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv)                              If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the county in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v)                                 The cost of the arbitration shall be paid by Landlord and Tenant equally.

7.                                      Radiation Cells:  Pursuant to Section 13.1(b) of the original Lease, Tenant has installed four Initial Radiation Cells, but has not installed the two Additional Radiation Cells referenced in Section 13.1(b).  The following provision amends Section 13.1(b) as it relates to the potential installation of the two Additional Radiation Cells referred to in Section 13.1(b), and provides terms for Tenant to install “Further Additional Radiation Cells.”

A.                                   Tenant may install the two Additional Radiation Cells provided that (1) they are located in the shaded area on Exhibit A, which is attached and incorporated in this Amendment; (2) the aggregate square footage of the two Additional Radiation Cells does not exceed 1800 square feet; and (3) tenant shall not be obligated to remove the two Additional Radiation Cells nor to restore the affected area as long as Tenant complies with (1) and (2) above.  Section 13.1 of the original Lease refers to the location of the Additional Radiation Cells by reference to a Space Plan attached to the Work Letter Agreement, but this designation of location is superseded by the above agreement regarding location of the Additional Radiation Cells within the shaded area on Exhibit A.  The Additional Radiation Cells shall continue to be subject to all other terms and provisions set forth in Section 13.1.

B.                                     Landlord is willing to approve installation of “Further Additional Radiation Cells” provided that they are located in the shaded area on Exhibit A. If Tenant installs Further Additional Radiation Cells, then Tenant shall be responsible for removing the Further Additional Radiation Cells and restoring of the area where the Further Additional Radiation Cells were located upon expiration of the Lease Term or any extension thereof. If Tenant elects not to remove the Further Additional Radiation Cells, Tenant shall pay to Landlord the incremental cost of removing the Further Additional Radiation Cells (“Landlord’s Additional Costs”), provided that Tenant has not become liable for removal costs of all Radiation Cells as a consequence of default and/or early termination of the Lease, as provided in Section 13.1. The Landlord’s Additional Costs shall be determined as follows:  If Landlord elects to remove all Radiation Cells, Landlord shall obtain a minimum of two written bids from licensed general contractors for the total cost of removal of all Radiation Cells and restoration of the affected space to its condition prior to Tenant’s construction. As a part of their bids, contractors shall state the amount of the construction cost associated with removal and restoration of the area of the Further Additional Radiation Cells. Tenant shall pay landlord the incremental costs as estimated by the lowest contractor’s bid for the Landlord Additional Costs. Notwithstanding the foregoing, Tenant shall only be liable to the Landlord for the Landlord’s Additional Costs if the costs are actually incurred by Landlord and contractor actually performs the work. Tenant shall pay the Landlord’s Additional Costs to Landlord within ten (10) days of contractor completing work on the removal of the Further Additional Radiation Cells.  Notwithstanding anything to the contrary in the Lease, including Section 7 thereof, Landlord shall not be required to return Tenant’s unapplied Security Deposit funds unless and until Tenant’s account relating to removal and restoration incremental costs has been paid in full.  Construction of Radiation Cells shall be subject to the requirements of Section 13.1(a) of the Lease applicable to Non-Permitted Improvements, save only that Landlord has hereby approved the construction of Radiation Cells in principle and will exercise its right of approval and disapproval solely in regard to satisfying reasonable construction, insurance, and permitting requirements related to the construction.  Paragraph 7 of this Amendment shall survive the expiration or earlier termination of this Lease.

C.

8.                                                              Continuing Obligation:  Except as expressly set forth in this Amendment, all terms and conditions of the Lease remain in full force and effect, and all terms and conditions of the Lease are incorporated herein as though set forth at length.  However, any and all provisions set forth in the Lease pursuant to which the Landlord was to construct any improvements to the Premises or to grant any free rent or rent concessions, are hereby deleted.  Tenant agrees to accept the Premises “AS-IS”, with all faults as of the execution of this Amendment, as well as on the first day of the Option Term and the Extension Term

9.                                                              Effect of Amendment:  This Amendment modifies the Lease.  In the event of any conflict or discrepancy between the Lease and/or any other previous documents between the parties and the provisions of this Amendment, then the provisions of this Amendment shall control.  Except as modified herein, the Lease shall remain in full force and effect.

10.                                                       Authority:  Each individual executing this Amendment on behalf of Tenant represents and warrants that he or she is duly authorized to and does execute and deliver this Amendment pursuant to express authority from Tenant pursuant to and in accordance with the By-Laws and the other organic documents of the corporation.

11.                                                       Brokerage Commissions:  Kidder Mathews has acted as real estate broker solely on behalf of Tenant.  Landlord will pay Kidder Mathews a commission on this transaction pursuant to the separate written agreement between Landlord and said broker.  Other than this relationship, neither party has been represented by a real estate broker in regard to the transaction represented by this Amendment, and no brokerage commissions or finder’s fees are due in regard to the transaction.  Tenant will hold Landlord harmless and indemnify Landlord against any claim, loss, or damage, including reasonable attorney’s fees, in regard to a brokerage commission or finder’s fee claim by a broker or finder under contract with or working with Tenant.  Landlord will hold Tenant harmless and indemnify Tenant against any claim, loss, or damage, including reasonable attorney’s fees, in regard to a brokerage commission or finder’s fee claim by a broker or finder under contract with or working with Landlord.

12.                                                       Entire Agreement:  The Lease, as modified by this Amendment, constitutes and contains the entire agreement between the parties in regard to the real property leased pursuant to the Lease, and there are no binding agreements or representations between the parties except as expressed herein.  Tenant acknowledges that neither Landlord nor Landlord’s Agents have made any legally binding representations or warranties as to any matter except for such matters which are expressly set forth herein, including any representations or warranties relating to the condition of the Premises or the improvements thereto or the suitability of the Premises or the Project for Tenant’s business.

LANDLORD		TENANT

OAW Orleans 1310, LLC, a Delaware limited liability company		Accuray Incorporated, a California corporation

By:	OAW Orleans, LLC, a Delaware limited liability company
		By:	/s/ Alaleh Nouri

By:	OA Orleans Investor, LLC, a Delaware limited liability company, its Manager
13 April 2011
Alaleh Nouri, VP Associate General Counsel
By:	Orchard AEW Fund I, LLC, a Delaware limited liability company, its Manager
		By:	/s/ Robert Ragusa

By:	Orchard A Investor, LLC, a California limited liability company, its Operating Member	4/14/11
Robert Ragusa, SVP Global Operations

By:	/s/ Michael J. Biggar	Dated: April 12, 2011
Michael J. Biggar, Manager

Dated:	April 12, 2011